Exhibit 23.1

Onestop Assurance PAC
10 Anson Road
#06-15 International Plaza
Singapore 079903
Tel: 9644 9531
Email:audit@onestop-ca.com Website: www.onestop-ca.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated December 21, 2023, except for Notes 1 and 10, as to which the date is February 7, 2024 in the Registration Statement on Form F-1, under the Securities Act of 1933, with respect to the consolidated balance sheets of JBDI Holdings Limited and its subsidiaries (collectively referred to as the “Company”) as of May 31, 2023 and 2022, the related consolidated statements of operations and comprehensive income, changes in shareholder’s equity and cash flows for the two-year period ended May 31, 2023 and the related notes. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Onestop Assurance PAC

Singapore

July 16, 2024